Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-234103

CATERPILLAR FINANCIAL SERVICES CORPORATION
$8,000,000,000
CAT FINANCIAL POWERINVESTMENTSM
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES
PowerInvestmentSM

Cat Financial PowerInvestmentSM

Financial strength means power. But when you invest in Cat Financial PowerInvestment notes, strength can mean so much more:

Value – Free checks for quick access to cash with no monthly fees.

Convenience – An easy way to put your money to work and track it online.

Reliability – Investing with a company you know and trust.

Possibility – Earning power that could turn your dreams into realities.

Return – Competitive interest rates based on current market conditions.

Rates Effective for Variable Denomination Floating Rate Demand Notes
as of October 28, 2019:

Retail Investors
Amount Invested        Rate    Yield
$0 - $4,999.99        1.750% 1.76536%
$5,000 - $49,999.99    1.800%     1.81625%
$50,000 and Above*    1.900%     1.91811%

Corporate Investors    0.950% 0.95451%

*Total investments are subject to a maximum limit. For further details, please reference the program prospectus.

For more information call 1-800-233-2164, Monday through Friday, 7:30 a.m. to 6:00 p.m. Central Time.

Caterpillar Financial Services Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering. You may get these documents for free by visiting EDGAR on the web site at www.sec.gov. Alternatively, Caterpillar Financial Services Corporation will arrange to send you a prospectus if you request it by calling (800) 504-1114.